Exhibit 3.1

Certificate of AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACRI CAPITAL ACQUISITION CORPORATION

July 12, 2023

Acri Capital Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Acri Capital Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 7, 2022 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on June 7, 2022. An Amendment to the Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on February 9, 2023 (the “First Amendment”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation (the “Second Amendment”) amends the Amended and Restated Certificate.

3.	This Second Amendment, which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware.

4.	This Second Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5.	The text of Section 9.1(a) is hereby amended and restated to read in full as follows:

Section 9.1(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and, subject to Section 9.9 hereof, no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

6.	The text of Section 9.1(c) is hereby amended and restated to read in full as follows:

Section 9.1(c) In the event that the Corporation has not consummated an initial Business Combination by July 14, 2023, the Sponsor may request that the Board extend the period of time to consummate an initial Business Combination by an additional one month each time for up to nine (9) times (each such extension, an “Extension”), for a total of nine months, up to April 14, 2024 to consummate an initial Business Combination; provided, that for each Extension: (i) the Sponsor or its affiliates or designees has deposited into the Trust Account an amount equals to $75,000, in exchange for a non-interest bearing, unsecured promissory note; and (ii) there has been compliance with any applicable procedures relating to the Extension in the trust agreement and in the letter agreement, both of which are described in the Registration Statement. If the Sponsor requests an Extension, then the following applies: (iii) the gross proceeds from the issuance of such promissory note referred to in (i) above will be added to the offering proceeds in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this Article IX; (iv) if the Corporation completes its initial Business Combination, it will, at the option of the Sponsor, repay the amount loaned under the promissory note out of the proceeds of the Trust Account released to it or issue securities of the Corporation in lieu of repayment in accordance with the terms of the promissory note; and (v) if the Corporation does not complete a Business Combination by the Deadline Date, the Corporation will not repay the amount loaned under the promissory note until 100% of the Offering Shares have been redeemed and only in connection with the liquidation of the Corporation to the extent funds are available outside of the Trust Account.

IN WITNESS WHEREOF, Acri Capital Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Acri Capital Acquisition Corporation

By:	/s/ “Joy” Yi Hua
Name:	“Joy” Yi Hua
Title:	Chairwoman of the Board of Directors